Exhibit 10.9

Guaranty Contract (2)

Guaranty Contract of Maximum Amount Entered Between Li Xiangqian and China
CITIC Bank on February 9, 2006

Main contents

•	Contract number: No. 2006 Shenyin sun’ebaozi 004
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As guarantor, Li Xiangqian undertakes to assume joint and several liabilities for the Company’s indebtedness towards China CITIC Bank under Comprehensive Agreement from February 17th, 2006 to February 17th, 2007 and maximum amount secured is RMB 50million and US$10million.

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Secured items include the loan principal, interest, penalty interest, breach of contract compensation, damage compensation, and all the expenses incurred for China CITIC Bank to realize its creditor’s right under Comprehensive Agreement ;

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Guaranty period: Two years from the expiry date that the Company should fulfill its obligations under Comprehensive Agreement ; the expiry date includes, but not limited to, (a) the original expiry date regulated under Comprehensive Agreement ; (b) every installment payment date regulated under Comprehensive Agreement ; (c) the date that the Creditor declares Comprehensive Agreement become mature in advance to the original expiry date.

Headlines of the articles omitted:
•	Definition
•	Indebtedness to be secured and maximum amount
•	Method of guaranty
•	Scope of guaranty
•	Guaranty period
•	Representations and undertakings of Li Xiangqian
•	Rights and obligations of Li Xiangqian
•	Rights and obligations of the Creditor
•	Breach of Contract
•	Continuity of obligations
•	Applicable laws and dispute settlement
•	Validity
•	Effectiveness, amendment and cancellation
•	Others